EXHIBIT 99.1

Inlumen, Inc.

Consolidated Financial Statements

For the Years Ended December 31, 2001 and 2000

Report of Independent Accountants

To the Board of Directors and Shareholders of

Inlumen, Inc.

In our opinion, the accompanying consolidated balance sheets and the related statements of operations, changes in mandatorily redeemable convertible preferred stock and shareholders’ equity and of cash flows present fairly, in all material respects, the financial position of Inlumen, Inc. and subsidiaries (the “Company”) at December 31, 2001 and 2000, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.  These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits.  We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP

May 30, 2002 except

for Note 13, as to which

the date is June 21, 2002.

Inlumen, Inc.

Consolidated Balance Sheets

December 31, 2001 and 2000

	2001	2000
Assets

Current assets:
Cash	$9,851,234	$16,466,707
Accounts receivable, net of allowance for doubtful accounts of $101,939 and $517,423 at December 31, 2001 and 2000, respectively	344,237	1,191,416
Prepaid and other current assets	522,044	990,676
Receivable from related parties	198,729	345,000
Total current assets	10,916,244	18,993,799

Property and equipment, net of accumulated depreciation	2,902,991	4,444,438
Restricted cash	620,000	620,000
Investment in unconsolidated subsidiary	955,168	1,927,500
Goodwill, net	—	16,917,993
Total assets	$15,394,403	$42,903,730

Liabilities, Mandatorily Redeemable Convertible Preferred Stock and Stockholders’ Equity

Current liabilities:
Accounts payable	$882,280	$2,453,925
Accrued expenses	917,308	1,524,020
Deferred revenue	74,976	218,875
Other current liabilities	736,893	14,908
Due to related parties	510,000	—
Total current liabilities	3,121,457	4,211,728

Long term liabilities	1,248,565	395,710
Total liabilities	4,370,022	4,607,438

Commitments and contingencies (Note 12)

Mandatorily redeemable convertible preferred stock and stockholders’ equity:
Mandatorily redeemable convertible preferred stock, 32,767,389 and 50,000,000 shares authorized at December 31, 2001 and 2000, respectively
Series A mandatorily redeemable convertible preferred stock $0.01 par value, 23,466,794 shares outstanding	26,703,956	26,703,956
Series B mandatorily redeemable convertible preferred stock, $0.01 par value, 9,300,595 shares outstanding	31,074,548	31,074,548
Common stock, $0.01 par value, 42,232,611 and 100,000,000 shares authorized at December 31, 2001 and 2000, respectively; 100 shares outstanding	1	1
Additional paid-in capital	1,628,254	2,017,983
Deferred compensation	(317,799)	(1,231,858)
Accumulated deficit	(48,064,579)	(20,268,338)
Total mandatorily redeemable convertible preferred stock and stockholders’ equity	11,024,381	38,296,292
Total liabilities, mandatorily redeemable convertible preferred stock and stockholders’ equity	$15,394,403	$42,903,730

The accompanying notes are an integral part of these financial statements.

Inlumen, Inc.

Consolidated Statements of Operations

For the years ended December 31, 2001 and 2000

	2001	2000

Revenues (including revenue of $402,050 and $570,345 from related parties for 2001 and 2000, respectively)	$8,079,919	$10,226,772

Operating expenses:
Cost of services	3,338,180	3,737,524
Compensation and benefits	9,048,316	10,058,736
Marketing	269,606	5,073,107
General operating expenses	3,963,739	9,444,751
Amortization of goodwill	4,481,472	4,481,472
Restructuring and impairment	14,287,913	—

Total operating expenses	35,389,226	32,795,590

Loss from operations	(27,309,307)	(22,568,818)

Other income and net interest	530,918	617,723
Loss on equity investment	(972,332)	(367,500)

Total other income and expenses	(441,414)	250,223

Loss before taxes	(27,750,721)	(22,318,595)

Provision for income taxes	45,520	60,000

Net loss	$(27,796,241)	$(22,378,595)

Inlumen, Inc.

Consolidated Statements of Changes in Mandatorily Redeemable Convertible Preferred Stock and Stockholders’ Equity

For the year ended December 31, 2001

	Member’s Contributions	Series A Mandatorily Redeemable Convertible Preferred Stock		Series B Mandatorily Redeemable Convertible Preferred Stock		Common Stock
		Shares	Amount	Shares	Amount	Shares	Amount

Balance, January 1, 2000	$24,537,160	—	—	—	—

Sale of membership interest	2,500,000		—

Sale of membership interest at discount	422,000

Net loss for the period from January 1, 2000 to March 31, 2000

Effect of reorganization (Note 1)	(27,459,160)	20,906,718	$23,069,436			100	$1

Issuance of mandatorily redeemable convertible preferred stock Series A, net of $115,480 issuance costs		2,560,076	3,634,520

Issuance of mandatorily redeemable convertible preferred stock Series B, net of $175,452 issuance costs			—	9,300,595	$31,074,548

Issuance of stock options to employees below fair value

Issuance of stock options to consultant

Amortization of options to consultant and deferred compensation

Net loss from the period April 1, 2000 through December 31, 2000

Balance, December 31, 2000	—	23,466,794	26,703,956	9,300,595	31,074,548	100	1

Amortization of options to consultant and deferred compensation	—	—	—

Net loss

Balance, December 31, 2001	$—	23,466,794	$26,703,956	9,300,595	$31,074,548	100	$1

	Additional Paid-in Capital	Warrants	Deferred Compensation	Accumulated Deficit	Total

Balance, January 1, 2000	—	$451,000	—	$(2,730,321)	$22,257,839

Sale of membership interest	—			—	2,500,000

Sale of membership interest at discount					422,000

Net loss for the period from January 1, 2000 to March 31, 2000				(2,110,257)	(2,110,257)

Effect of reorganization (Note 1)	$145	(451,000)		4,840,578	—

Issuance of mandatorily redeemable convertible preferred stock Series A, net of $115,480 issuance costs					3,634,520

Issuance of mandatorily redeemable convertible preferred stock Series B, net of $175,452 issuance costs					31,074,548

Issuance of stock options to employees below fair value	1,987,364		$(1,987,364)		—

Issuance of stock options to consultant	30,474		(30,474)		—

Amortization of options to consultant and deferred compensation			785,980		785,980

Net loss from the period April 1, 2000 through December 31, 2000				(20,268,338)	(20,268,338)

Balance, December 31, 2000	2,017,983	—	(1,231,858)	(20,268,338)	38,296,292

Amortization of deferred compensation			524,330		524,330

Issuance of stock options to consultant	71,676		(71,676)		—

Forfeiture of stock options	(461,405)		461,405		—

Net loss				(27,796,241)	(27,796,241)

Balance, December 31, 2001	$1,628,254	$—	$(317,799)	$(48,064,579)	$11,024,381

Inlumen, Inc.

Consolidated Statements of Cash Flows

For the years ended December 31, 2001 and 2000

	2001	2000

Cash flows from operating activities:
Net loss	$(27,796,241)	$(22,378,595)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,299,684	742,243
Allowance for doubtful accounts	(415,484)	416,187
Stock-based compensation	524,330	785,980
Amortization of goodwill	4,481,472	4,481,472
Goodwill impairment	12,436,521	—
Write-off of fixed assets	739,577	—
Non-cash charge on extension of warrant		422,000
Loss on equity investment	972,332	367,500
Changes in operating assets and liabilities:
Increase in due to related parties	510,000	—
Decrease (increase) in accounts receivable	1,262,663	(561,992)
Increase in other assets		(620,000)
Decrease (increase) in prepaid and other current assets	468,632	(909,178)
(Decrease) increase in accounts payable	(1,571,645)	2,152,443
(Decrease) increase in accrued expenses	(606,712)	1,182,426
(Decrease) increase in deferred revenue	(143,899)	121,875
Increase in other current liabilities	721,985	395,318
Decrease in receivable from related parties	146,271
Increase in long term liabilities	852,855
Net cash used in operating activities	(6,117,659)	(13,515,296)

Cash flows from investing activities:
Purchases of property and equipment	(497,814)	(4,661,551)
Equity investment in joint venture		(2,295,000)
Capitalization of internal software development costs		(382,576)
Net cash used in investing activities	(497,814)	(7,339,127)

Cash flows from financing activities:
Proceeds from sale of membership interest		2,500,000
Proceeds from issuance of Series A mandatorily redeemable convertible preferred stock		3,634,520
Proceeds from issuance of Series B mandatorily redeemable convertible preferred stock		31,074,548
Repayment of a note to related party		(174,089)
Net cash provided by financing activities		37,034,979
Net increase in cash	(6,615,473)	16,180,556

Cash, beginning of period	16,466,707	286,151
Cash, end of period	$9,851,234	$16,466,707

Supplemental disclosure of non-cash investing and financing activities:  During 2001 the Company acquired approximately $295,00 of assets under capital lease.

Inlumen, Inc.

Notes to Consolidated Financial Statements

Years Ended December 31, 2001 and 2000

1.                   Nature of Business and Organization

Inlumen, Inc. and subsidiaries (the “Company”) is a provider of real-time business information and market data to financial web sites and vertical business-to-business web based marketplaces.  The Company provides web sites with private labeled, targeted business news, stock quotes, charts and other client-driven, customized applications.  The Company offers a comprehensive turnkey solution that can be deployed in a matter of days.

The Company has incurred substantial net losses of $27,983,911 and $22,378,595 in 2001 and 2000 respectively.  In addition the Company had negative cash flows from operations of $6,117,659 and $13,515,296 in 2001 and 2000, respectively.  Management expects net losses and negative cash flows to continue for the foreseeable future.  The Company may require additional financing to further implement its business plan.  If additional funding is required, there is no assurance that the Company will be successful in obtaining additional financing.  If the Company is unable to secure additional financing on terms they determine to be acceptable, management believes it has the ability to reduce certain discretionary spending.

Organization

The Company was incorporated in the state of Delaware on March 9, 2000 under the name NewsAlert.com, Inc.  On April 1, 2000 NewsAlert.com acquired all assets, liabilities and operations of News Alert, LLC in a tax free conversion, in exchange for 20,906,718 shares of Series A Redeemable Convertible Preferred Stock and 100 shares of common stock (Note 7).  This transaction was accounted for as a reorganization of entities under common control.  News Alert, LLC was dissolved in December 2000.

On April 7, 2000, NewsAlert.com’s name was changed to NewsAlert, Inc., and on October 2, 2000, NewsAlert, Inc. changed its name to Inlumen, Inc.

On October 7, 1999, News Alert Investors (“NAI”), an unaffiliated group of investors, acquired 80% of the outstanding membership interests of News Alert LLC. for $22,500,000.  The purchase amount was comprised of $10,000,000 in cash and $12,500,000 in short-term notes.  The amounts and terms of the notes are as follows:

a.                         A promissory note and security agreement for $6,875,000 payable 60 days after the closing date, accruing interest at 8% per annum, collateralized by a guarantee from an affiliate of NAI and secured by a pledge of 24.44% of News Alert, LLC membership interests;

b.                        A promissory note and security agreement for $3,375,000 payable 90 days after the closing date, accruing interest at 8% per annum and collateralized by a pledge of 24.00% of News Alert, LLC membership interests; and

c.                         A promissory note and security agreement for $2,250,000 payable to the seller 120 days after the closing date, accruing interest at 8% per annum and collateralized by a pledge of 8% of News Alert, LLC membership interests.

On October 29, 1999, NAI made principal and interest payments of $10,058,000 toward the payment of the $6,875,000 and $3,375,000 promissory notes and interest.  NAI issued a replacement note in the principal amount of $252,000 for the remainder of the balance due on the two notes.  The note was due on December 31, 1999 and was collateralized by a pledge of 1.8% interest in the outstanding membership of the Company.  The $252,000 replacement note including interest was paid on December 29, 1999.

On January 10, 2000, NAI made a principal and interest payment of $2,296,000 representing payment in full of the remaining $2,250,000 promissory note and interest.

2.                   Summary of Significant Accounting Policies

The consolidated financial statements are prepared in accordance with generally accepted accounting principles “GAAP” in the United States of America.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiary.  All significant intercompany balances and transactions have been eliminated in consolidation.  Certain reclassifications have been made to the prior year consolidated financial statements to conform with the current period presentation.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.  Significant estimates and assumptions made by the Company include those related to the useful lives of fixed assets, allowance for doubtful accounts and the recoverability of fixed assets and goodwill.

Revenue Recognition

The Company generates revenue primarily from private label services web solutions.  Private label service revenue consists primarily of financial content and application services provided to customers on their web site and related set-up fees. Private label service revenue is recognized ratably when collection is considered probable, over the service delivery period, generally of one to two years. Revenue for set-up fees is recognized ratably over the term of the contract, commencing with the service start date specified in the contract.

Deferred revenue is primarily comprised of advanced billings to customers and the unamortized portion of set-up fees.

Cost of Services

Cost of services includes data center hosting, content provider data streams, and related depreciation expense.  Depreciation expense included in cost of services for the years ended December 31, 2001 and 2000, were approximately $301,000 and $247,000, respectively.  Cost of services does not include certain costs to provide services such as salaries and benefits and other items which are reflected elsewhere in the statement of operations.

Cash, Cash Equivalents, and Restricted Cash

The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. As of December 31, 2001 and 2000, the Company's restricted cash was comprised of a certificate of deposit, renewable semi-annually with a major financial institution in the amount of $620,000. The certificate of deposit is used to collateralize the lease on the Company’s premises and is included in non-current assets.

Fair Value of Financial Instruments

The Company’s financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, and notes payable, are carried at cost, which approximates their fair value because of the short-term maturity of these instruments.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to significant concentration of credit risk consist primarily of cash, cash equivalents and accounts receivable. Substantially all of the Company’s cash and cash equivalents are managed by two major financial institutions and exceed FDIC and SIPC limits. Accounts receivable are typically unsecured and are derived from revenues earned from customers primarily located in the United States. The Company performs ongoing credit evaluations of its customers and maintains reserves for potential credit losses; historically, such losses have been within management’s expectations. At December 31, 2001 two customers accounted for 10% and 20% of the Company’s account receivable balance.  At December 31, 2000, one customer, a related party (Note 6) accounted for 21% of the accounts receivable balance.  This amount was received in 2001. In 2001 no customer accounted for more than 10% of net revenue.  In 2000 one customer accounted for approximately 10% of net revenue.

Advertising Costs

Advertising costs are recorded as expense as incurred.  The advertising expense totaled approximately $67,000 and $4.4 million in 2001 and 2000, respectively.

Depreciation and Amortization

Property and equipment is stated at cost and depreciated using the straight-line method over the estimated useful lives of the assets, generally three years. Leasehold improvements are depreciated using the straight-line basis over the shorter of useful life of the assets or the lease term.  The Company continually evaluates whether current events or circumstances warrant adjustments to the carrying value or estimated useful lives of fixed assets and intangible assets in accordance with the provisions of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets" ("SFAS 121").  Repair and maintenance costs are charged to operations as incurred.

Foreign Currency

The functional currency of the Company’s international subsidiaries is the US Dollar.  Gains and losses from foreign currency transactions are included in the determination of operating expenses and were not material during the years ended December 31, 2001 and 2000.

Income Taxes

Income taxes are computed using the asset and liability method.  Under the asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws.  A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized.

Internal Use Software Costs

The Company accounts for website and other software development and related costs in accordance with Statement of Position 98-1 (“SOP 98-1”), “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.”  During 2000 the Company capitalized approximately $383,000 of costs related to software developed or obtained for internal use and is being amortized over 2 years.  Software amortization expenses for the year ended December 31, 2001 and 2000 were approximately $190,000 and $95,000, respectively.

In March 2000, the Emerging Issues Task Force “EITF” issued Statement 00-02, Accounting for Web Site Development Costs, which discusses the accounting for web site development costs.  Effective for fiscal quarters beginning June 30, 2000, companies are required to adopt this pronouncement.  The adoption of the pronouncement in 2000 did not have an effect on the Company’s financial statements.

Comprehensive Income

Comprehensive income as defined includes all changes in equity (net assets) during a period from non-owner sources. For the years ended December 31, 2001 and 2000 comprehensive income was equal to net income.

Stock Based Compensation

Stock based compensation issued to employees is accounted for in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”), and related interpretations.  Stock–based awards to nonemployees are accounted for under the provisions of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”), and related interpretations.

3.                   Property and Equipment

At December 31, 2001 and 2000, property and equipment is comprised of the following:

	2001	2000
Computer Equipment	$1,411,578	$1,405,057
Computer Software	818,883	721,833
Office Furniture and Equipment	1,104,804	700,104
Leasehold Improvements	1,565,996	2,346,582
Less: accumulated depreciation	(1,998,270)	(729,138)
Property and equipment, net	$2,902,991	$4,444,438

Depreciation expense for the years ended December 31, 2001 and 2000, was $1,299,684 and $728,031, respectively.  Computer equipment at December 31, 2001 includes approximately $295,000 of assets under capital lease.

4.                                      Goodwill

During 2001 the Company recorded a charge of approximately $12.4 million for the impairment of goodwill.  This non-cash charge represents the difference between the historical book value of the goodwill and the discounted estimated future cash flows expected from operations.  The Company estimated future cash flows based upon historical results, sales backlog and detailed expense projections.  In addition, when developing these future projections, the Company considers business trends, prospects and market and economic conditions.

Amortization expense for goodwill for the years ended December 31, 2001 and 2000, was approximately $4.5 million and $4.5 million, respectively.

5.                                      Income Taxes

The components of the provision (benefit) for income taxes, a piece of which is included in general operating expenses, are comprised of the following:

	2001	2000

Current:
Federal	$—	$—
State/City	—	—
Foreign	45,520	60,000
	45,520	60,000

Deferred:
Federal	—	—
State/City	—	—
Foreign	—	—
	$45,520	$60,000

The Company’s deferred tax assets and liabilities are summarized as follows:

	2001	2000
Deferred tax assets:
Net operating losses	$8,194,400	$5,603,000
Amortization of goodwill	8,137,526	1,075,500
Other accounts	469,743	674,000
Depreciation	206,753	85,500

	17,008,422	7,438,000
Valuation allowance	(17,008,422)	(7,438,000)

Net deferred tax asset (liability)	$—	$—

The Company has approximately $17,813,912 of net operating loss carryforwards which expire in 2021.  The Company provided a full valuation allowance on the entire deferred tax asset balance to reflect the uncertainty regarding the realizability of these assets due to operating losses incurred since inception.

The Company’s effective tax rate differs from the U.S. Federal statutory tax rate of 35% as follows:

	2001	2000
Statutory federal income tax rate	(35.00)%	(35.00)%
State taxes, net of federal benefit	(9.36)	(8.60)
Foreign taxes and other nontaxable items	4.26	9.12
Other	3.76	0.64
Valuation allowance on deferred tax asset	36.51	34.17

Effective tax rate	0.17%	0.33%

6.                   Joint Ventures and Related Parties

During 2000, the Company entered into a joint venture agreement with Fairfax Corporation Pty Limited (“Fairfax”) (“Joint Venture Agreement”), a shareholder of the Company, whereby Inlumen Asia Pacific Pte. Ltd. (“IAP”) was formed to deliver private label service to customers in the Asia Pacific region.

Pursuant to the terms of the Joint Venture Agreement, the Company invested $2,295,000 cash in exchange for 2,295,000 common (“ordinary”) shares of IAP. Fairfax invested $1,500,000 in cash in exchange for 1,500,000 ordinary shares of IAP and issued a Convertible Note for the amount of $705,000. The Note bears 8% interest and is convertible into 15.7% interest in ordinary shares of IAP.  As the Company shares joint control over this entity with Fairfax, the investment is recorded under the equity method of accounting.

The Company recognized approximately $215,000 and $328,000 of revenue from IAP during the years ended December 31, 2001 and 2000, respectively.  The Company has recorded a receivable from IAP of $199,000 and $328,000 as of December 31, 2001 and 2000 respectively.  The Company also has a payable due IAP, shown as due to related parties, of $510,000 at December 31, 2001.

Additional related parties include two entities controlled by directors of the Company.

The Company recognized approximately $187,000 and $242,000 of private label services revenue from related parties during the years ended December 31, 2001 and 2000, respectively.  The Company had $0 and $17,000 of receivables from related parties as of December 31, 2001 and 2000, respectively.

During 2000, the Company collected a receivable from a shareholder in the amount of $174,089.  This receivable was established in 1999 in conjunction with the acquisition of membership interests of News Alert LLC by NAI.

7.                   Stockholders’ Equity

Common Stock

The Company was authorized to issue up to 100,000,000 shares of Common Stock with a par value of $0.01 per share, of which 100 shares were issued and outstanding as of December 31, 2001 and 2000.  During 2001 the Company reduced the authorized shares to 42,232,611.

Mandatorily Redeemable Convertible Preferred Stock

The Company was authorized to issue up to 50,000,000 shares of preferred stock with a par value of $0.01 per share, of which 23,466,794 shares are designated as Series A Mandatorily Convertible Preferred Stock (“Series A Stock”) and 9,300,595 shares are designated as Series B Mandatorily Convertible Preferred Stock (“Series B Stock”) as of December 31, 2000.  During 2001, the Company reduced the authorized shares of preferred stock to 32,767,389 shares.

Membership Interest

In February 2000, a member of NAI purchased membership interests, providing gross proceeds of $2,000,000.  Additionally, a stockholder exercised its preemptive right and purchased membership interests providing gross proceeds of $500,000.  In connection with the April 2000 reorganization (see Note 1) these membership interests were converted into 1,365,374 and 341,344 shares of Series A Preferred Stock at $1.4648 per share respectively.

Series A Stock

On May 19, 2000, a member of NAI exercised a warrant to purchase 2,048,061 shares of Series A Preferred Stock at $1.4648 per share (see Note 8) providing gross proceeds of $3,000,000.  In addition, a stockholder exercised his preemptive right and purchased

512,015 shares of Series A Preferred Stock at $1.4648 per share, providing gross proceeds of $750,000.

Series B Stock

In June 2000, the Company sold 7,886,905 shares of Series B Preferred Stock to a third party at $3.36 per share providing gross proceeds of $26,500,000.  In addition, existing stockholders purchased 1,413,690 shares of Series B Preferred Stock at $3.36 per share, providing gross proceeds of $4,750,000.

The Series A and Series B Preferred Stock have the following characteristics:

Voting

The holders of the preferred stock are entitled to vote, together with the holders of common stock, on all matters submitted to stockholders for a vote.  Each preferred stockholder is entitled to the number of votes equal to the number of shares of common stock into which each preferred share is convertible at the time of such vote.

Dividends

The holders of the Series A Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors and out of funds legally available, dividends at the rate equal to any such dividend paid with respect to the Common Stock ratably as if each share of Series A Preferred Stock and each share of Series B Preferred Stock had been converted into common stock.

The holders of shares of Series B Preferred Stock, in preference to the holders of Common Stock and the Series A Preferred Stock, shall be entitled to receive, when and as declared by the Board of Directors and out of funds legally available, dividends at the rate of ten percent (10%) per annum on the original purchase price for the Series B Preferred Stock, computed on a per share basis from the date of issuance.  The dividends shall be cumulative and shall accrue daily until paid.  Upon conversion of the Series B Preferred Stock into Common Stock, any accrued dividends on the Series B Preferred Stock shall not be convertible into Common Stock and shall be extinguished.  During the years ended December 31, 2001 and 2000, the Board of Directors did not declare dividends on Series B Preferred stock.  As of December 31, 2001, dividends per share of $0.502 amounting to $4,669,955 were in arrears on Series B Preferred stock.  As of December 31, 2000, dividends per share of $0.168 amounting to $1,562,500 were in arrears on Series B Preferred Stock.

Liquidation Preference

In the event of any liquidation, dissolution or winding up of the affairs of the Company (“Liquidation Event”), the holders of the then outstanding Series A and Series B Preferred Stock shall receive for each share an amount equal to the sum of $1.4648 and $3.36 per share of Series A and Series B Preferred Stock, respectively, plus all declared but unpaid dividends, payable in preference and priority to any payments made to the holders of the then outstanding common stock.  If upon any such Liquidation Event, the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series A Preferred Stock and the Series B Preferred Stock, the holders of shares of Series A Preferred Stock and the Series B Preferred Stock shall share ratably in any distribution for the remaining assets and funds of the Corporation based on the ratio of 56.5% to the holders of Series B Preferred Stock and 43.5% to the holders of Series A Preferred Stock.  In addition to the events described above, the term Liquidation Event shall be deemed for the purpose to include the sale, merger, or consolidation of the Company where the Company would not be the surviving entity, or the Company would own less than 50.1% of the combined Company.

Conversion

Each share of preferred stock, at the option of the holder, is convertible into a number of fully paid shares of common stock as determined by dividing the respective preferred stock issue price by the conversion price in effect at the time.  The initial conversion price of Series A and Series B Preferred Stock is $1.4648 and $3.36, respectively, and is subject to adjustment in accordance with antidilution provisions contained in the Company’s Articles of Incorporation.  Conversion is automatic immediately upon the closing of a firm commitment underwritten public offering in which the public offering price equals or exceeds at least two times the Series B Liquidation Preference per share (adjusted to reflect subsequent stock dividends, stock splits or recapitalization) and the aggregate proceeds raised exceed $40,000,000.

8.                   Warrant

On October 7, 1999, in connection with a $2,000,000 investment in NAI, a member of NAI entered into an agreement with NAI whereby the member and NAI would commence negotiations for a strategic joint venture to be established by the member and

News Alert, LLC.  If within 75 days, the parties had agreed to the joint venture, the member would have been issued, in consideration of the agreement, an additional $3,000,000 of interests in NAI, based on the same valuation and terms as that member’s initial investment in NAI.  If no agreement was reached within 75 days, the member would have the right, at the end of the 75 day period, to purchase an additional $3,000,000 in member interests of NAI based on the same valuation and terms as that member’s initial investment in NAI.

Of the member’s $2,000,000 initial investment in NAI, $451,000 has been allocated as the value of the agreement.

The 75 day term of the agreement was extended by mutual agreement of the parties on December 23, 1999 and again on February 18, 2000.  On May 19, 2000, the member exercised its right to purchase $3,000,000 of additional interests in NAI.  In connection with the additional investment by the member, the Company recorded a charge to general and administrative expenses in the amount of approximately $422,000, representing the difference between the fair value of Series A Preferred Stock at the time of the last warrant extension date and the issuance price.

9.                   Stock Incentive Plan

On April 24, 2000, the Company established the 2000 Stock Incentive Plan (the “Plan”) to provide for the granting of nonqualified stock options and incentive stock options to employees, directors and advisors to reward them for service to the Company and to provide incentives for future service and enhancement of shareholder value. The Plan authorized the issuance of stock options covering up to 4,800,000 shares of Common Stock. The options vest in accordance with the terms of the agreements entered into by the Company and the grantee of the options which range from immediate vesting to vesting ratably over a 3 year period. A total of 3,762,817 options have been granted. The weighted-average grant-date fair value of the stock options granted during 2000 was $.80 per share.

Transactions involving the incentive stock options granted are summarized as follows:

	Number of Options	Weighted Average Exercise Price
Granted	3,762,817	$2.04
Cancelled	(87,500)	$1.86

Outstanding, Dec 31, 2000	3,675,317	$2.04

Granted	1,858,247	$.51
Cancelled	(1,437,925)	$1.50

Outstanding, Dec 31, 2001	4,095,639	$1.54

The following information is as of December 31, 2001:

Exercise price	Options outstanding	Weighted Average Remaining Contractual Life (in years)	Options Exercisable
$.50	1,842,247	8.98	495,832
$1.46	1,333,992	7.73	878,661
$2.19	199,400	8.41	62,433
$3.36	540,000	8.44	360,000
$6.50	180,000	8.44	120,000

SFAS No. 123, “Accounting for Stock-Based Compensation,” provides for a fair value based method of accounting for employee options and options granted to non-employees and measures compensation expense using an option valuation model that takes into account, as of the grant date, the exercise price and expected life of the option, the current price of the underlying stock and its expected volatility, expected dividends on the stock, and the risk-free interest rate for the expected term of the options.

Had compensation cost been determined based on the fair value at the grant dates for awards in 2001 and 2000, consistent with the provisions of SFAS 123, the Company’s net loss would have been $28,015,821 and $22,714,215, respectively.

The fair value of options granted under the Plan for the year ended December 31, 2001, in complying with SFAS No. 123, was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used: no dividend yield, a volatility factor of 0%, risk-free interest rate of 6.0% and expected lives of 4 years.

10.            Deferred Compensation

In connection with the issuance of options to certain employees and directors at prices below fair market value, the Company had recorded deferred compensation of approximately $1,987,000, representing the difference between the exercise price and the estimated fair market value of the Company’s common stock at the grant date. Such amount is included as a reduction of stockholders’ equity and is being amortized by charges to operations over the vesting period.  The Company recognized compensation expense of approximately $524,000 and $768,000 related to amortization of deferred compensation for the years ended December 31, 2001 and 2000 respectively.

A Principal member of the Predecessor issued certain employees the right, which was vested upon issuance, to receive an amount equivalent, in aggregate, to 3% of the membership interest in the Predecessor.  This obligation will be payable in cash or securities upon the first to occur of: a) a sale by the member of its membership interest in the Predecessor, b) the date subsequent to an initial public offering of equity securities of the Predecessor or its successors, resulting in proceeds in excess of $12,000,000, when the member is permitted to sell its membership interests or, c) a merger or consolidation involving the Predecessor or its successors in a transaction where the member receives cash or publicly traded securities.  These rights are contingent upon a future event and as a result no charge has been recorded for the value of such rights.

During 2000 the Company issued an option to acquire 15,000 shares of common stock at an exercise price of $1.46 per share in conjunction with consulting services provided.  The option was valued at approximately $30,000 using the Black-Scholes option pricing model and is amortized over the vesting period using the accelerated method of amortization.  Under the accelerated method, each vested tranche of the option is accounted for as a separate grant awarded for past services. Accordingly, the compensation expense is recognized over the period during which the services were provided.  This method results in a front-loading of compensation expense.  During the years ended December 31, 2001 and 2000, the Company recognized amortization of deferred compensation related to this option of approximately $12,000 and $18,000, respectively.

In October 2001 the Company issued an option to acquire 400,000 shares of common stock at an exercise price of $.50 per share in conjunction with consulting services provided.  The option was valued at approximately $72,000 using the Black-Scholes option pricing model and is amortized over the vesting period.  The assumptions used for the options were zero dividend yield, 80% volatility, a weighted average risk-free interest rate of 3.91, and expected life of 4 years.  During the year ended December 31, 2001, the Company recognized amortization of deferred compensation related to this option of approximately $6,000.

11.            401(k) Savings Plan

During 2000, the Company established a defined contribution savings plan under Section 401(k) of the Internal Revenue Code.  This plan covers substantially all employees who meet minimum age and service requirements and allows participants to defer a portion of their annual compensation on a pre-tax basis.  Company contributions to the plan may be made at the discretion of the Board of Directors.  To date there were no contributions made to the plan by the Company.

12.            Commitments

The Company leases its office space under operating leases.  For the years ended December 31, 2001 and 2000, total rent expense under the operating leases was approximately $916,000 and $1,254,000, respectively.  Future minimum lease payments under capital and operating leases are as follows:

	Capital Lease	Operating Lease
Year ending December 31,

2002	$169,208	$1,052,037
2003	56,403	1,131,706
2004		1,130,580
2005		1,185,557
2006		1,225,538
Thereafter		4,401,770
Total minimum lease payments	225,611	$10,127,188
Less: Amount representing interest	20,084
Present value of minimum lease payments	205,527
Less: Current portion	150,661
	$54,866

13.            Subsequent Event

On June 21, 2002 the Company bought out the remaining term of its office lease in United Kingdom for approximately $40,000.00.  The corresponding reduction to operating lease commitments shown in Note 12 is approximately $332,000 per annum and $2.9 million in total.